Exhibit 99.2

NEWS RELEASE
Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson (media)
Senior Director	Kathy Nugent (media)
Kim Wittig (media)	(212) 213-0006
Director
631-962-2000
OSI Pharmaceuticals Announces that the Prior Revocation of its
European DP-IV Patent has been Upheld
- No Impact on DP-IV Patent Estate Revenue Guidance for 2008 -
MELVILLE, NEW YORK – March 18, 2008 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that the decision of the European Patent Office (EPO) to revoke one of the Company’s dipeptidyl peptidase IV (DP-IV) patents, EP0896538, claiming the use of DP-IV inhibitors to treat type II diabetes and related indications, has been upheld in appeal proceedings brought by the Company.
“We are disappointed with the outcome of the appeal proceedings. However, since the revocation applies to only one patent within our licensed DP-IV patent portfolio, any short-term loss in royalty revenue in Europe should be mitigated as additional licensed patents within the portfolio progress through the EPO examination procedure to grant,” stated Anker Lundemose, M.D., Ph.D., President of (OSI) Prosidion. “The Company’s DP-IV patent estate includes licensed rights to patents and patent applications claiming combinations of DP-IV inhibitors with other oral anti-diabetes drugs such as metformin.”
“The Company anticipates that the vast majority of DP-IV sales in 2008 and 2009 are likely to take place in the US, therefore the financial implications of losing this patent in Europe are relatively insignificant and do not impact our prior DP-IV revenue guidance for 2008,” stated Michael G. Atieh, Executive Vice President and Chief Financial Officer.
Background
OSI through its U.K. subsidiary, Prosidion Limited, owns or has licensing rights to issued and pending patents and patent applications with claims covering DP-IV as a target for anti-diabetes therapy and related indications. The patents which are subject of these DP-IV licenses will expire between 2017 and 2019. Thirteen pharmaceutical companies, including

Merck & Co., Inc., Novartis AG and Bristol-Myers Squibb Company have taken licenses to this patent estate.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, challenges to OSI’s intellectual property, any adverse litigation decisions, competition from other pharmaceutical companies, the ability to effectively market products, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, the completion of clinical trials, the FDA review process and other governmental regulation, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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